Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

ORPHAN MEDICAL ANNOUNCES FILING

OF REGISTRATION STATEMENT

MINNEAPOLIS—April 14, 2004—Orphan Medical, Inc. (Nasdaq: ORPH) announced today its filing of a “shelf” registration statement with the Securities and Exchange Commission (SEC) relating to 4,000,000 shares of common stock.  Registration of these shares will allow the Company to move quickly should it decide to raise capital and to do so at a lower cost.

Net proceeds from any sale of stock would be used for general corporate purposes.  Several commercial, development and regulatory programs regarding Xyrem® (sodium oxybate) oral solution are underway.  Two Phase III(b) clinical trials to assess Xyrem as a treatment for excessive daytime sleepiness in narcolepsy are expected to be completed over the next few months.  The results of these trials will be included in a Supplemental New Drug Application (sNDA) that will be submitted to the Food and Drug Administration (FDA) in the fourth-quarter of this year.  The Company is also initiating a proof-of-principle trial to evaluate Xyrem in the treatment of fibromyalgia with patient enrollment expected in the second-quarter of 2004.  Several commercial initiatives are also underway and planned to enhance awareness of Xyrem as a treatment for cataplexy in narcolepsy.

“We expect that the clinical data obtained over the next twelve months are going to generate important opportunities,” said John Bullion, Orphan Medical Chief Executive Officer.  “We want to be able to move quickly should these opportunities develop as we expect in order to maximize the growth of Xyrem and this company.”

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective.  These securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective.  This news release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of any such state.

A written prospectus, once available, may be obtained from the Company at 13911 Ridgedale Drive, Suite 250, Minnetonka, MN 55305, Attention: Chief Financial Officer/Investor Relations.

Narcolepsy is a chronic, debilitating neurological disease. Cataplexy associated with narcolepsy, a sudden loss of muscle tone, is usually triggered by strong emotions such as laughter, anger, or surprise. Patients often limit their emotions and interactions with others resulting in a dramatic effect on a patient's quality of life. Xyrem is the first and only approved medication for the treatment of cataplexy. Narcolepsy afflicts approximately 100,000 to 140,000 Americans with about 50,000 to 75,000 patients receiving some form of treatment for their symptoms. An estimated sixty to ninety percent of those with narcolepsy suffer from cataplexy.

Fibromyalgia is a chronic condition that is estimated to affect as many as four million individuals in the United States and represents a market opportunity in excess of a billion dollars per year. The disease is characterized by widespread muscle pain and stiffness and affects women three times more often than men. Other symptoms include persistent fatigue, headaches, cognitive or memory impairment, morning stiffness and non-restorative sleep.

Orphan Medical acquires, develops, and markets pharmaceuticals of high medical value for inadequately treated and uncommon CNS diseases treated by specialist physicians. The lead product for the Company is Xyrem, which is the first and only approved treatment for cataplexy associated with narcolepsy. Xyrem is also being assessed as a treatment for the full range of narcolepsy symptoms including excessive daytime sleepiness. Orphan Medical's pipeline includes development stage products for fibromyalgia and pain. Orphan Medical's Internet Web site address is www.orphan.com

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Contact:   Tim McGrath (CFO)

(952) 513-6900

     David Folkens (Corporate Communications)

(952) 513-6994

The information in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. A number of factors could cause actual results to differ materially from the Company's assumptions and expectations. These are set forth in the cautionary statements included in Orphan Medical's most recent Form 10-Q or Form 10-K filed with the Securities and Exchange Commission. (These documents can be accessed through the Orphan Medical Web site at http://www.orphan.com). All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.